Exhibit 99.1

Stifel Reports May 2023 Operating Data

ST. LOUIS, MO, June 22, 2023 – Stifel Financial Corp. (NYSE: SF) today reported selected operating results for May 31, 2023 in an effort to provide timely information to investors on certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Ronald J. Kruszewski, Chairman and Chief Executive Officer, said, “In May, total deposits increased while client cash balances were relatively flat with April’s levels. Through the first two months of the quarter, we experienced consistent growth in Smart Rate balances and have seen cash sorting continue to slow during June. Total client assets declined as solid recruiting was offset by declines in equity markets. Operating conditions for investment banking and our transactional businesses remain challenging. As such, we estimate that second quarter investment banking and transactional revenue will be down 10-15% and 5-10%, respectively, from the prior quarter.”

Selected Operating Data (Unaudited)
	As of			% Change
(millions)	5/31/2023	5/31/2022	4/30/2023	5/31/2022	4/30/2023
Total client assets	$402,399	$397,594	$406,620	1%	(1)%
Fee-based client assets	$147,637	$149,281	$149,604	(1)%	(1)%
Private Client Group fee-based client assets	$129,499	$131,256	$131,321	(1)%	(1)%
Bank loans, net (includes loans held for sale)	$20,777	$19,047	$20,857	9%	(0)%
Client money market and insured product (1)	$25,091	$27,341	$25,220	(8)%	(1)%

(1)	Includes Sweep deposits, Smart Rate deposits, Third-party Bank Sweep Program, and Other Sweep cash.

Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel’s broker-dealer clients are served in the United States through Stifel, Nicolaus & Company, Incorporated, including its Eaton Partners business division; Keefe, Bruyette & Woods, Inc.; Miller Buckfire & Co., LLC; and Stifel Independent Advisors, LLC. The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank and Stifel Bank & Trust offer a full range of consumer and commercial lending solutions. Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A. offer trust and related services. To learn more about Stifel, please visit the Company’s website at www.stifel.com. For global disclosures, please visit www.stifel.com/investor-relations/press-releases.

Media Contact: Neil Shapiro (212) 271-3447 | Investor Contact: Joel Jeffrey (212) 271- 3610 | www.stifel.com/investor-relations